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                                                                    EXHIBIT 99.4

Haights Cross Communications, Inc.
Reconciliation of Pro Forma Net Loss to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the year ended December 31, 2003, the Nine Months Ended September 30, 2003 and 2004 and the Last Twelve Months Ended September 30, 2004 (unaudited).

The following table reconciles pro forma net income to pro forma EBITDA and pro forma adjusted EBITDA. "EBITDA" is defined as income before interest, taxes, depreciation, amortization and discontinued operations. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered a substitute for operating income, net income (loss), cash flows, consolidated statements of operations or consolidated balance sheets prepared in accordance with GAAP. In addition, because EBITDA is not defined consistently by all companies, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. However, we believe EBITDA is relevant and useful to investors because (a) it provides an alternate measurement to operating income that takes into account certain relevant adjustments that are specific to publishing companies, and (b) it is used by our management to evaluate our ability to service our debt and, along with other data, as an internal measure for setting budgets and awarding incentive compensation. "Adjusted EBITDA" is defined as EBITDA, adjusted to remove certain non-recurring charges.

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                                                           Year ended       Nine Months Ended September 30,      Twelve Months
                                                          December 31,      -------------------------------     Ended September
                                                              2003                2003           2004              30, 2004
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
Pro forma net loss.................................        $(5,294,000)       $(3,544,000)    $(7,670,000)        $(9,420,000)
Net loss (income) from discontinued operations.....            716,000            973,000              --            (257,000)
Interest expense and other.........................         41,806,000         33,846,000      38,432,000          46,392,000
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Income from operations.............................         37,228,000         31,275,000      30,762,000          36,715,000
Amortization of pre-publication costs..............         11,477,000          8,008,000       9,842,000          13,311,000
Depreciation and amortization......................          4,479,000          3,345,000       4,238,000           5,372,000
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PRO FORMA EBITDA...................................        $53,184,000        $42,628,000     $44,842,000         $55,398,000
Restructuring and related charges..................          3,139,000          2,895,000       1,335,000           1,579,000
Non-cash inventory obsolescence charge.............                 --                 --       2,095,000           2,095,000
Non-recurring management incentive plan............           (167,000)                --              --            (167,000)
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PRO FORMA ADJUSTED EBITDA..........................        $56,156,000        $45,523,000     $48,272,000         $58,905,000
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